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                                                                   EXHIBIT 10.54

                   AVERAGE EXISTING CLAIM SEVERITY AGREEMENT
                          Effective: December 31, 1997


Parties: Zurich Reinsurance (North America), Inc., a Connecticut domiciled company ("Zurich Re") and Superior National Insurance Company and Superior Pacific Casualty Company, each a California domiciled company (hereinafter individually or collectively "Superior")

Coverage:      Claims arising under Superior's Policies occurring prior to
               January 1, 1998 and closing subsequent to December 31, 1997.

Term: Continuous, effective 11:59 A.M., Standard Time, December 31, 1997 until terminated by either party in accordance with the provisions herein.

               "Standard Time" shall be defined in accordance with the original Policies.

Territory:     As per the original Policies.

Exclusions:    1. Claims which Superior has fully and finally settled and paid prior to January 1, 1998.

               2. Claims for which Superior has determined the final settlement amount but which have not been fully and finally closed prior to January 1, 1998.

Protection
Amounts: To pay up to $4,166 each Average Covered Existing Claim in excess of $39,912 each Average Covered Existing Claim, but not to exceed $30,000,000 in the aggregate for all Average Covered Existing Claims during the entire term of this Agreement.

Consideration: $100,000 shall be payable on the date that this Agreement is executed.

Termination:   This Agreement may be terminated by mutual agreement of the parties. Further, this Agreement may also be terminated in accordance with the Special Termination Article, attached hereto.

               Termination shall constitute a complete and final release of Zurich Re in respect of any and all of its obligations of any nature whatsoever to Superior under or related to this Agreement.
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SPECIAL CONDITIONS:  1.  In the event that Superior enters into any transaction, agreement or commitment regarding structured settlements or other similar arrangements or purchases insurance or reinsurance that materially affects the payout patterns of claims, as contemplated by Zurich Re (any of the foregoing transactions, agreements or commitments individually or collectively referred to as the "Transaction"), any such Transaction shall have no effect whatsoever in determining the liability of Zurich Re as respects the calculation of Average
                         Covered Existing Claims.

                     2. Superior shall not materially change its underwriting and claims administration practices, policies and procedures in place at the inception of this Agreement without Zurich Re's prior written consent.

                     3. Superior hereby acknowledges that it has entered into a claims/medical management and administration services agreement with Risk Enterprise Management Limited to provide such services for Superior's claims arising under its Policies, and this Agreement is contingent upon the continuation of the agreement with Risk Enterprise Management Limited.

DEFINITIONS:         1.  "Covered Existing Claim" shall mean any claim for
                         indemnity, including claims for medical expense and/or allocated loss adjustment expense, under Superior's
                         Policies which occurs prior to January 1, 1998 and which closes subsequent to December 31, 1997.

                     2. "Average Covered Existing Claim" shall be determined by the fraction whose numerator is the total amount paid by Superior in respect of all Covered Existing Claims during the term of this Agreement, after the deduction of recoveries by Superior from any reinsurance applicable to such Covered Existing Claims, whether or not such amount is actually recoverable. For purposes of this calculation, the maximum amount of any one Covered Existing Claim shall not exceed $500,000, before the deduction of any inuring reinsurance and regardless of the number of claimants, insureds, policies or risks involved in an occurrence giving rise to a Covered Existing Claim; and whose denominator is the greater of: (i) 70,089; or (ii) the actual number of ultimate Covered Existing Claims paid by Superior during the term of this Agreement; less 62,888. Notwithstanding anything to the contrary herein, Covered Existing Claims under this Agreement shall be not be recoverable from Zurich Re until the amount of Superior's ultimate Average Covered Existing Claims are known and fully and finally determined.

                     3. "Policy" shall mean all policies, binders, contracts or certificates of insurance written and classified by Superior as workers' compensation, including employers' liability.
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General Provisions:           Access to Records (as per clause attached)
                              Arbitration (Venue: New York, New York)
                              Errors and Omissions
                              Insolvency
                              Salvage and Subrogation (as per clause attached) Offset (as per clause attached)
                              Overdue Payments (as per clause attached)
                              Special Termination (as per clause attached)
                              No Third Party Rights

Signed in New York, New York
For and on behalf of                 Zurich Reinsurance (North America), Inc.

Signed by:                           /s/ [illegible]
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Signed in Calabasas, CA
For and on behalf of                 Superior National Insurance Company
                                     Superior Pacific Casualty Company

Signed by:                           /s/ [illegible]
                                     ----------------------------------
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                                     OFFSET

Zurich Re and Superior may offset at any time or from time to time any balances or amounts due from one party to the other under this Agreement or any other contract heretofore or hereafter entered into between said parties whether acting as assuming or ceding insurer or otherwise.

The offset rights as set forth above shall not be contingent upon the exercise of such rights or affected in any manner whatsoever by the insolvency of any party to this Agreement.
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                               ACCESS TO RECORDS

Zurich Re or its designated representatives shall have access, at any reasonable time during the currency of this Agreement and at any time thereafter, to all records of Superior which pertain in any way to this Agreement.

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SALVAGE AND SUBROGATION

Zurich Re shall be credited with its proportionate share of salvage or subrogation recoveries on account of claims or settlements involving the protection hereunder. Salvage or subrogation recoveries shall mean reimbursement obtained or recovery made by Superior, less the actual cost, excluding salaries of officials and employees of Superior, of obtaining such reimbursement or making such recovery.
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                                OVERDUE PAYMENTS

Interest rate as determined by the one year United States Treasury Bill, (as quoted in the Wall Street Journal on the first business day of the month for which the calculation is made) plus 1% per month, as calculated on a daily basis, shall be payable by Superior or Zurich Re on any consideration or claims unpaid more than fifteen (15) days after the dates provided for herein.
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                              SPECIAL TERMINATION

This Agreement may be terminated in the event that:

a.   Any legal authority orders Superior or Zurich Re to cease writing business.

b. The Employment status of J. Chris Seaman, Executive Vice President & Chief Financial Officer or William Gentz, President & Chief Executive Officer of Superior have materially and adversely changed in any manner whether by reassignment, relocation, termination or otherwise and whether for cause or otherwise.

c. Superior's surplus falls below 200% of the required amount of Risk Based Capital in accordance with the Company Action Level, as defined by the National Association of Insurance Commissioners.

d. The agreement with Risk Enterprise Management Limited to provide claims/medical management and administration services is not continued.

As respects the events set forth above, the non-breaching party shall have the right to terminate this Agreement by giving not less than thirty (30) days notice of its intention to do so. Any notice of termination pursuant to the foregoing provisions above shall be sent by certified mail return receipt requested. Such notice period shall commence upon the date that such notice of termination was dispatched.